China Automotive Systems Reports
2011 Third Quarter Financial Results

WUHAN, China, November 8, 2011 -- China Automotive Systems, Inc. (“CAAS” or the "Company"), (NASDAQ: CAAS), a leading power steering components and systems supplier in China, today announced financial results for the third quarter and nine months ended September 30, 2011.

Third Quarter 2011 Highlights

•	Net sales were $75.0 million, compared with $76.1 million in the third quarter of 2010;
•
Gross profit was $13.8 million, compared to $18.2 million in the third quarter of 2010; Gross margin was 18.4%, compared with 23.9% in the same quarter in 2010 and 17.9% in the 2011 second quarter; and

•
Net income attributable to the parent company’s common shareholders was $9.0 million, or $0.10 diluted earnings per share, compared with $13.8 million, or $0.26 diluted earnings per share, in the third quarter of 2010.

Nine Months 2011 Highlights

•	Net sales were $248.5 million, compared with $245.4 million in the first nine months of 2010;
•	Gross margin was 19.5% and the operating margin was 10.2%;
•
Net income attributable to the parent company’s common shareholders was $30.3 million, or $0.50 diluted earnings per share, compared with $34.1 million, or $0.87 diluted earnings per share, in the first nine months of 2010; and

•	Cash flow from operating activities in the first nine months of 2011 was $31.7 million and cash used to acquire property, plant and equipment was $10.8 million.

Mr. Qizhou Wu, Chief Executive Officer of China Automotive Systems, commented, "The third quarter’s results continue to show a head wind in the Chinese auto market. The Chinese government has sharply restricted its incentive policies and tightened monetary policy to curb inflation, significantly slowing China’s auto sales. In January, China resumed its sales tax of 10% from 7.5% on vehicles with engines of 1.6 liters or smaller. Subsidies given for trade-in vehicles and to rural residents to buy vehicles were also phased out. Tightened loan availability, paired with continued slowing of the general economic environment in China, depressed overall sales from previous highs.

“While the Chinese auto market is experiencing a correction to more properly align with natural domestic demand, we are focused on building an operating structure that maintains our strong free cash-flow. While we continue to strengthen relationships with China-based OEM brands, we are also putting more focus on Sino-foreign joint venture operations in China where we can add value. At the same time, we continue marketing into North America, and believe we have potential opportunities there as our product quality is world-class and our product development capability is competitive. We are also actively pursuing opportunities in other emerging markets, and are confident that we are ready to expand our global footprint.”

Third Quarter 2011 Results

Third quarter net sales were $75.0 million, compared with $76.1 million for the third quarter of 2010. The sales decline was mainly attributable to a reduction in the sales volume of the Company’s products resulting from lower automotive vehicle sales by the Company’s major customers in China.

Gross profit was $13.8 million, compared to $18.2 million in the third quarter of 2010. Third quarter gross margin was 18.4%, versus 23.9% in the same quarter in 2010, mainly due to lower unit sales and higher material costs.

Third quarter selling expenses were essentially flat at $2.1 million. Selling expenses were 2.9% of sales in the third quarter, up slightly from the third quarter of 2010.

General and administrative (“G&A”) expenses were $3.4 million compared with $2.5 million for the same quarter in 2010, an increase of 36.2%, mainly due to increases in salaries and wages, labor insurance expenses and a decrease in the recovery of doubtful accounts. G&A expenses as a percentage of revenues were 4.6% versus 3.3% in the 2010 third quarter.

Research and development expenses were $2.7 million in the third quarter of 2011, compared to $1.2 million for the third quarter of 2010. As a percentage of sales, research and development expenses grew to 3.6% of revenues compared with 1.6% in the third quarter a year ago. CAAS continues to invest in new products in order to maintain its competitive position in the global market. In particular, the Company is investing in new electronic power steering (“EPS”) technology and products, and improvements to existing   EPS products as well as further developing the Beijing Auto joint venture and other projects.

Income from operations was $6.0 million for the third quarter ended September 30, 2011, compared with $12.2 million for the same quarter last year. The decline was due to a decrease of $4.4 million in gross profit and higher operating expenses. As a percentage of revenues, income from operations was 7.9% in the 2011 third quarter compared to 16% in the 2010 third quarter.

Financial expenses increased to $1.3 million for the third quarter, compared to $0.7 million for the third quarter of 2010. This increase mainly reflects an increase in foreign currency exchange losses as well as higher interest expenses associated with the Convertible Notes as the interest rate for redemption increased.

For the third quarter of 2011, the gain on the change in fair value of the derivative was $7.8 million, compared with a gain of $8.7 million for the third quarter of 2010. The gain or loss on the change in the fair value of the derivative is mainly determined by the Company’s stock price movement during the period coupled with the stock’s price volatility and other factors. During the three months ended September 30, 2011, the Company’s common stock market price dropped to $4.72 from $8.63 at the closing of the prior quarter. Thus, the intrinsic value of the embedded conversion feature in financial instruments decreased and the fair value of the compound derivative liabilities decreased, resulting in a gain on change in the fair value of derivatives.

Income before income tax expenses and equity in earnings of affiliated companies was $12.5 million for the 2011 third quarter, compared with $20.2 million in the same quarter year ago. The decrease was mainly due to lower income from operations and a decrease in the gain on the change in fair value of derivative.

Third quarter net income attributable to the parent company’s common shareholders was $9.0 million, or $0.10 diluted earnings per share, compared with $13.8 million or $0.26 diluted earnings per share in the third quarter of last year. The weighted average number of basic common shares outstanding was 28,083,534 in the third quarter compared to 27,112,689 in the same quarter of 2010. The weighted average number of diluted common shares outstanding was 31,503,995 in the 2011 third quarter compared to 31,562,661 in same quarter of 2010.

As of September 30, 2011, total cash and cash equivalents were $76.1 million and working capital was $139.4 million.

Nine Months 2011 Results

Net sales for the first nine months of 2011 increased 1.3% to $248.5 million compared to $245.4 million in the first nine months of last year. Nine-month gross profit was $48.6 million, compared with $60.5 million in the same period a year ago. Nine-month gross margin was 19.5%, compared with 24.7% for the same period in 2010. Income from operations was $25.3 million, compared with $41.8 million in the first nine months of 2010. Operating margin was 10.2%, compared with 17.0% for the same period of 2010. Net income attributable to the parent company’s common shareholders decreased to $30.3 million from $34.1 million in the first nine months of 2010. Diluted earnings per share were $0.50, compared with $0.87 in the first nine months of 2010.

Cash flows from operating activities in the first nine months of 2011 were approximately $31.7 million. Cash used to acquire property, plant and equipment for capacity expansion was $10.8 million in the first nine months of 2011.

Recent Developments

On September 21,the Company announced that several senior managers, including the Chief Financial Officer, Senior Vice President of Sales and Senior Vice President of Production, purchased common shares of CAAS in the open market between September 7 and September 14. Jie Li, Chief Financial Officer, stated, "We purchased shares of CAAS, as we believe the stock is undervalued and does not reflect our market leading position or growth opportunities, our new products such as our electric power steering systems, and our further penetration into the global markets. We are already the largest supplier of power steering systems in China, which is the world´s largest automotive market and have established a footprint in the North American market, which is the second largest in the world."

On October 31, 2011, China Automotive Systems, Inc. announced that it won the 2011 Excellent Supplier Award from Chrysler Group LLC's China office. CAAS has supplied Chrysler with power steering gears for the Jeep(R) Wrangler since 2008.

On October 24, 2011, China Automotive Systems, Inc. announced that its board of directors approved the formation of a joint venture in Brazil to target the Brazilian market, which is the largest automotive market in South America. The new joint venture, which will be 80% owned by CAAS's wholly own subsidiary, Hengsheng, will be based in Sao Paulo and established with two local Brazilian automotive partners, with ownership of 15% and 5%, respectively. Mr. Hanlin Chen, Chairman of CAAS stated, "Brazil is the most important economic engine in South America, and China has surpassed the United States as Brazil’s leading trade partner. The automotive market is on the rise in Brazil, with current annual demand estimated at 3.5 million vehicles and a rapidly growing aftermarket sector. We have seen Chinese automakers, such as Chery Auto, one of our largest customers, penetrate the Brazilian market with high quality, value-added vehicles and believe we can leverage off this trend. Our local partners have proven track records in production and distribution and we believe our strong product development capabilities and high quality control processes for mass production will create significant value for local OEMs and aftermarket customers. This joint venture will enable us to capitalize on the growth opportunities presented by Brazil and South America as a whole." The formation of the joint venture is underway.

On October 25, 2011, a purported securities class action was filed in the United States District Court for the Southern District of New York on behalf of all purchasers of the Company’s securities between March 25, 2010 and March 17, 2011. The complaint alleges that the Company and certain of its present and former officers and directors violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and the rules promulgated thereunder, and seeks unspecified damages. The Company has not yet responded to the complaint, but believes the allegations in the complaint are without merit. The Company intends to defend itself vigorously against the claims.

Business Outlook

Reflecting current conditions, management has lowered its guidance and now expects annual revenues to be even with that of 2010. This target is based on the Company´s current views on operating and market conditions, which are subject to change.

Conference Call

Management will conduct a conference call on Tuesday, November 8th at 8:00 A.M. EST/9:00 P.M. Beijing Time to discuss these results. A question and answer session will follow management´s presentation.

To participate, please call the following numbers 10 minutes before the call start time and ask to be connected to the "China Automotive Systems" conference call:

Phone Number: +1-877-407-8031 (North America)

Phone Number: +1-201-689-8031 (International)

The conference call will also be broadcast live over the Internet at http://www.caasauto.com

Please go to the web site at least 15 minutes early to register, download and install any necessary software.

A telephone replay of the call will be available after the conclusion of the conference call through 11:59 PM EST on December 7, 2011. The dial-in details for the replay are: U.S. Toll Free Number +1-877-660-6853, International dial-in number +1-201-612- 7415 using Account "286" and Conference ID "381916" to access the replay.

About China Automotive Systems, Inc.

Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through nine Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 3.5 million sets, steering columns, steering oil pumps and steering hoses. Its customer base is comprised of leading Chinese auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd., Chery Automobile Co., Ltd. and Chrysler North America outside of North America. For more information, please visit: http://www.caasauto.com.

Forward Looking Statements

This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on June 28, 2011, and in documents subsequently filed by the Company from time to time. The Company expressly disclaims any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li
Chief Financial Officer
China Automotive Systems, Inc.
Email: jieli@chl.com.cn

Kevin Theiss
Investor Relations
Grayling
Tel:   +1-646-284-9409
Email: kevin.theiss@grayling.com

- Tables Follow -

China Automotive Systems, Inc.
Condensed Unaudited Consolidated Statements of Income

	Three Months Ended September 30,
	2011	2010
Net product sales, including $7,817,723 and $1,717,483 to related parties for the three months ended September 30, 2011 and 2010	$75,002,717	$76,102,844
Cost of product sold, including $2,842,267 and $4,885,768 purchased from related parties for the three months ended September 30, 2011 and 2010	61,215,974	57,929,284
Gross profit	13,786,743	18,173,560
Add: Gain (loss) on other sales	465,950	(152,481)
Less: Operating expenses
Selling expenses	2,170,775	2,095,321
General and administrative expenses	3,413,930	2,506,504
Research and development expenses	2,708,777	1,247,881
Total operating expenses	8,293,482	5,849,706
Income from operations	5,959,211	12,171,373
Add: Other income, net	48,891	-
Financial expenses, net	(1,279,008)	(707,527)
Gain on change in fair value of derivative	7,788,137	8,687,977
Income before income tax expenses and equity in earnings of affiliated companies	12,517,231	20,151,823
Less: Income taxes	1,068,548	1,866,157
Add: Equity in earnings of affiliated companies	42,817	-
Net income	11,491,500	18,285,666
Net income attributable to noncontrolling interest	1,382,653	2,350,280
Net income attributable to parent company	10,108,847	15,935,386
Allocation to convertible notes holders	(1,071,091)	(2,153,261)
Net income attributable to parent company’s common shareholders	$9,037,756	$13,782,125
Net income attributable to parent company’s common shareholders per share
Basic	$0.32	$0.51
Diluted	$0.10	$0.26
Weighted average number of common shares outstanding
Basic	28,083,534	27,112,689
Diluted	31,503,995	31.562,661

China Automotive Systems, Inc.
Condensed Unaudited Consolidated Statements of Income

	Nine Months Ended September 30,
	2011	2010
Net product sales, including $30,474,574 and $6,319,594 to related parties for the nine months ended September 30, 2011 and 2010	$248,522,773	$245,416,671
Cost of product sold, including $12,972,362 and $14,481,952 purchased from related parties for the nine months ended September 30, 2011 and 2010	199,950,452	184,897,834
Gross profit	48,572,321	60,518,837
Add: Gain on other sales	1,359,871	981,128
Less: Operating expenses
Selling expenses	7,123,063	6,866,249
General and administrative expenses	10,868,767	8,567,854
Research and development expenses	6,609,136	4,291,044
Total operating expenses	24,600,966	19,725,147
Income from operations	25,331,226	41,774,818
Add: Other income, net	154,465	266,379
Financial expenses, net	(2,902,150)	(2,056,431)
Gain on change in fair value of derivative	19,373,520	14,122,730
Gain on convertible notes conversion	1,564,418
Income before income tax expenses and equity in earnings of affiliated companies	43,521,479	54,107,496
Less: Income taxes	4,314,912	6,442,971
Add: Equity in earnings of affiliated companies	129,363	-
Net income	39,335,930	47,664,525
Net income attributable to noncontrolling interest	5,241,143	8,227,985
Net income attributable to parent company	34,094,787	39,436,540
Allocation to convertible notes holders	(3,831,484)	(5,334,715)
Net income attributable to parent company’s common shareholders	$30,263,303	$34,101,825
Net income attributable to parent company’s common shareholders per share
Basic	$1.09	$1.26
Diluted	$0.50	$0.87
Weighted average number of common shares outstanding
Basic	27,881,821	27,078,180
Diluted	31,531,253	31,560,119

China Automotive Systems, Inc.
Condensed Unaudited Consolidated Balance Sheets

	September 30, 2011	December 31, 2010

ASSETS
Current assets
Cash and cash equivalents	$76,067,212	$49,424,979
Pledged cash deposits	20,368,026	20,983,891
Accounts and notes receivable, net, including $9,716,604 and $5,466,842 from related parties at September 30, 2011 and December 31, 2010	197,860,106	195,858,988
Advance payments and other, including $ 1,061,303 and $1,334,069 to related parties at September 30, 2011 and December 31, 2010	3,916,286	4,226,137
Inventories	51,304,394	36,870,272
Current deferred tax assets	3,525,332	3,511,421
Total current assets	353,041,356	310,875,688
Long-term assets:
Other receivables, net, including $ 432,287 and $350,464 from related parties at September 30, 2011 and December 31, 2010	2,249,222	2,801,434
Long-term investments	3,426,863	3,162,136
Property, plant and equipment, net	81,641,156	75,380,747
Intangible assets, net	683,972	662,089
Advance payments for property, plant and equipment, including $5,507,634 and $7,534,440 to related parties at September 30, 2011 and December 31, 2010	7,303,422	9,373,977
Non-current deferred tax assets	3,915,647	3,271,594
Total assets	$452,261,638	$405,527,665
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Bank loans	$11,801,917	$6,794,812
Accounts and notes payable, including $1,584,274 and $1,867,926 to related parties at September 30, 2011 and December 31, 2010	163,597,833	148,517,423
Convertible notes payable	-	30,000,000
Compound derivative liabilities	-	25,271,808
Customer deposits	1,019,821	720,883
Accrued payroll and related costs	4,866,414	4,927,200
Accrued expenses and other payables	23,361,401	29,072,710
Accrued pension costs	3,927,004	3,851,988
Taxes payable	4,302,174	6,860,946
Amounts due to shareholders/directors	355,512	353,817
Deferred tax liabilities	446,966	312,304
Total current liabilities	213,679,042	256,683,891
Long-term liabilities:
Convertible notes payable	23,571,429	-
Compound derivative liabilities	2,156,715	-
Accrued make-whole redemption interest expense of convertible notes	6,967,774	-
Advances payable	975,625	603,983
Total liabilities	247,350,585	257,287,874
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.0001 par value - Authorized - 20,000,000 shares; issued and outstanding – None	-	-
Common stock, $0.0001 par value - Authorized - 80,000,000 shares; issued and outstanding – 28,083,534 shares and 27,175,826 shares at September 30, 2011 and December 31, 2010	2,808	2,717
Additional paid-in capital	38,676,931	28,565,153
Retained earnings-
Appropriated	9,026,960	8,767,797
Unappropriated	92,815,475	58,979,851
Accumulated other comprehensive income	23,584,789	15,957,500
Total parent company stockholders' equity	164,106,963	112,273,018
Noncontrolling interests	40,804,090	35,966,773
Total stockholders' equity	204,911,053	148,239,791
Total liabilities and stockholders' equity	$452,261,638	$405,527,665

China Automotive Systems, Inc.
Condensed Unaudited Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
	2011	2010
Cash flows from operating activities:
Net income	$39,335,930	$47,664,525
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Stock-based compensation	-	422,714
Depreciation and amortization	10,144,624	6,955,969
Allowance for doubtful accounts recovered	(78,263)	(1,127,767)
Deferred income taxes assets and liabilities	(250,819)	(540,385)
Equity in earnings of affiliated companies	(129,363)	-
Gain on convertible notes conversion	(1,564,418)	-
Gain on change in fair value of derivative	(19,373,520)	(14,122,730)
Other operating adjustments	116,271	324,963
Changes in operating assets and liabilities:
(Increase) decrease in:
Pledged deposits	1,459,912	(8,012,615)
Accounts and notes receivable	6,713,715	(22,430,886)
Advance payments and other	505,920	(678,156)
Inventories	(12,614,377)	(12,728,686)
Increase (decrease) in:
Accounts and notes payable	8,504,008	33,298,924
Customer deposits	252,157	(34,138)
Accrued payroll and related costs	(249,117)	67,681
Accrued expenses and other payables	1,835,213	1,298,885
Accrued pension costs	(81,174)	137,283
Taxes payable	(2,798,154)	(891,031)
Net cash provided by operating activities	31,728,545	29,604,550
Cash flows from investing activities:
Decrease (increase) in other receivables	624,969	(2,221,935)
Cash received from equipment sales	134,039	396,489
Cash paid to acquire property, plant and equipment	(10,805,460)	(24,005,602)
Cash paid to acquire intangible assets	(121,132)	(60,586)
Net cash used in investing activities	(10,167,584)	(25,891,634)
Cash flows from financing activities:
Proceeds from bank loans	4,791,706	3,685,215
Dividends paid to the non-controlling interest holders of joint-venture companies	(1,691,608)	(2,871,603)
Shares issued for stock options exercised	-	278,900
Increase (decrease) in amounts due to shareholders/directors	(19,938)	97,406
Net cash provided by financing activities	3,080,160	1,189,918
Effects of exchange rate on cash and cash equivalents	2,001,112	818,849
Net increase in cash and cash equivalents	26,642,233	5,721,683
Cash and cash equivalents at beginning of period	49,424,979	43,480,176
Cash and cash equivalents at end of period	$76,067,212	$49,201,859

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